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                                                               Dennis G. Newkirk
                                                                  (713) 987-6332


                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE


                 NL RECORDS IMPROVED RESULTS FOR THIRD QUARTER


HOUSTON, TEXAS -- October 24, 1994 -- NL Industries, Inc. (NYSE:NL) announced a substantially reduced net loss for the third quarter of 1994 of $4.6 million, or $.09 per share, on sales of $225 million compared to a net loss in the third quarter of 1993 of $18.7 million, or $.37 per share, on sales of $202 million. The improvement in NL's results was primarily driven by higher average selling prices for its principal product, titanium dioxide pigments ("TiO2"), which increased 6% over the third quarter of 1993. NL's net loss for the first nine months of 1994 was $26.5 million, or $.52 per share, on sales of $664 million. The net loss for the comparable 1993 period was $60.2 million, or $1.18 per share, on sales of $622 million.

Operating income of Kronos' TiO2 business in the third quarter was $18.8 million, an increase of $13.0 million over the third quarter of 1993. In addition to higher TiO2 selling prices, Kronos recorded a 4% increase in sales volumes. As a result of improved pricing in all major markets, Kronos' average TiO2 selling prices in the third quarter were 3% higher than the second quarter of 1994. Kronos' operating income in the first nine months of 1994 was $21.3 million higher than that of the first nine months of 1993. J. Landis Martin, President and CEO, stated, "We are encouraged by the recent trend of TiO2 selling prices and anticipate further improvements in 1995."

Rheox's operating income improved on higher volumes and lower operating costs. Lower levels of debt and lower average interest rates contributed to the improved results.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

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                              NL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                  (Unaudited)


                                                             Quarter ended           Nine months ended
                                                             September 30,              September 30,
                                                            ----------------          ------------------
                                                            1993        1994          1993          1994
                                                            ----        ----          ----          ----
Net sales:
  Kronos                                                   $174.0      $194.1        $539.3         $574.9
  Rheox                                                      28.1        31.1          82.7           89.3
                                                           ------      ------        ------         ------
                                                           $202.1      $225.2        $622.0         $664.2
                                                           ======      ======        ======         ======
Operating income:
  Kronos                                                   $  5.8      $ 18.8        $ 30.4         $ 51.7
  Rheox                                                       7.0         8.3          20.6           23.9
                                                           ------      ------        ------         ------
    Operating income                                         12.8        27.1          51.0           75.6

General corporate income (expense):
  Securities earnings                                         1.6         1.3           5.6            2.1
  Expenses, net                                              (7.3)      (10.0)        (29.0)         (28.3)
  Interest expense                                          (23.2)      (21.0)        (76.0)         (63.1)
                                                           ------      ------        ------         ------
    Loss before income taxes                                (16.1)       (2.6)        (48.4)         (13.7)
Income tax expense                                           (2.4)       (1.9)        (11.3)         (12.2)
Minority interest                                             (.2)        (.1)          (.5)           (.6)
                                                           ------      ------        ------         ------
    Net loss                                               $(18.7)     $ (4.6)       $(60.2)        $(26.5)
                                                           ======      ======        ======         ======
Net loss per share of common stock                         $ (.37)     $ (.09)       $(1.18)        $ (.52)
                                                           ======      ======        ======         ======
Weighted average common shares
 outstanding                                                 50.9        51.0          50.9           51.0
                                                             ====        ====          ====           ====